EXHIBIT 5
[Letterhead of O’Melveny & Myers LLP]
November 21, 2005
American States Water Company
630 East Foothill Blvd.
San Dimas, California 91773
          Re: Issuance of Common Shares
Ladies and Gentlemen:
     We have acted as your counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by American States Water Company (the “Company”) with the Securities and Exchange Commission on November 21, 2005 in connection with the registration of 325,000 common shares, no par value (“Shares”) of the Company, including attached rights to acquire shares of Junior Participating Preferred Stock, and, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, an indeterminate amount of interests offered or sold pursuant to the Southern California Water Company Incentive Program, as amended (the “Program”). We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.
     The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance and sale thereof in the manner referenced in the Program and the countersigning of the certificate representing the Common Shares by a duly authorized signatory of the registrar of the Shares, the Shares will be validly issued, fully paid and non-assessable.
     We consent to the inclusion of this opinion in the Registration Statement.
Respectfully submitted,
/s/ O’Melveny & Myers LLP